EXHIBIT 4.4

                              ARTICLES OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                         PRIDE PETROLEUM SERVICES, INC.

            The undersigned President and Secretary of Pride Petroleum Services, Inc. (the "Corporation") do hereby certify that a resolution amending the Amended and Restated Articles of Incorporation of the Corporation was duly adopted pursuant to Louisiana R.S. ss.ss. 12:31-12:33 and Article VIII(B) of such Amended and Restated Articles of Incorporation by the affirmative vote of the holders of a majority of the voting power of the Corporation present at a meeting of the shareholders of the Corporation duly called for such purpose and held on May 22, 1997, at which a quorum of the voting power of the Corporation was present in person or by proxy.

            36,039,142 shares of common stock (the only outstanding class of stock) were represented at the meeting, of which 35,984,805 voted for the amendment and 15,640 voted against the amendment.

            Article I of the Amended and Restated Articles of Incorporation was amended by said resolution to read in its entirety as follows:


            "The name of the Corporation is Pride International, Inc."


            These Articles of Amendment are dated May 22, 1997.


                                               /S/     PAUL A. BRAGG
                                                       Paul A. Bragg
                                                       President



                                               /S/     ROBERT W. RANDALL
                                                       Robert W. Randall
                                                       Secretary

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